Exhibit 10(j)

1st FRANKLIN FINANCIAL CORPORATION
Director Compensation Summary Term Sheet

Compensation to be paid to the following directors, whether or not executive officers of the Company, will be as follows:

Name of Director                 Compensation

Ben F. Cheek, III (Chairman Emeritus) *	$—
Ben F. Cheek, IV (Chairman)	$35,000
Virginia C. Barrett	$35,000
David W. Cheek	$35,000
A. Roger Guimond	$35,000
Jerry J. Harrison, Jr.	$35,000
Donata Ison	$35,000
John G. Sample, Jr. (Audit Committee Chairman)	$40,000
Sheryl Smith	$35,000
Keith D. Watson	$35,000

* Note: Mr. Ben F. Cheek, III does not receive any compensation in his role as Director Emeritus.